EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT
                               PRIME BANCORP, INC.
                                       AND
                               WILLIAM H. BROMLEY

     THIS AGREEMENT, made as of June 12, 1996 is by and among PRIME BANCORP, INC., a Delaware Corporation ("Holding Company"), PRIME BANK, a savings bank, a Pennsylvania stock saving bank, with its main office located at 6425 Rising Sun Avenue, Philadelphia, Philadelphia County, Commonwealth of Pennsylvania ("Prime Bank") and WILLIAM H. BROMLEY ("Executive"). As used in this agreement the term "Company" shall refer both individually and collectively to Prime Bank and the Holding Company.

                                   Background

     A. Company and Executive wish to enter into an employment agreement pursuant to which Company wishes to secure the services of Executive as Executive Vice President for a period of not less than three (3) years.

     B. Executive is willing to enter into this Employment Agreement (this "Agreement") for such period upon the terms and conditions herein set forth.

     C. The Company's Board of Directors has approved this Agreement.

     NOW THEREFORE, in consideration of the mutual promises and agreement set forth herein, the parties agree as follows:

     1.   Employment.

          1.1 Company shall employ Executive, and Executive shall serve, as President of First Sterling Bank and/or Executive Vice President of Company during the "Term" defined in Section 2 of this Agreement. Executive agrees to serve, as requested, as a member of a committee or committees of the Board of Directors.

          1.2 If at any time during the Term the Board of Directors shall fail to reelect Executive as Executive Vice President of Company or shall remove him from such office without


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cause, or if at any time during the Term Executive shall fail to be vested by
Employer with the powers and authority above, Executive shall have the right, by written notice to Company satisfying the requirements of Section 6.7(c), to terminate his services hereunder, and Executive shall have no further obligation under this Agreement. Termination of Executive's services under this Section 1 shall be treated as a termination of employment by Company other than for cause and shall be governed by the provisions of Section 6.7(e) of this Agreement.

     2. Term of Employment. The initial term of employment hereunder shall be for a period of three years commencing on January 1, 1997 and ending on December 31, 1999. This Agreement shall be extended automatically for one additional year on each anniversary of the date of commencement of the Term, unless either Company or Executive gives contrary written notice to the other not less than 30 days nor more than 90 days in advance of any anniversary date on which this Agreement would otherwise be extended. References in this Agreement to the "Term" shall refer both to such initial term and such successive terms. The Term of this Agreement may be changed by mutual written consent of Company and Executive.

     3. Compensation. Company shall pay or cause to be paid to Executive during the term of employment a base salary of not less than Two Hundred Thousand Dollars ($200,000) per annum, payable in biweekly installments during each year of the Term. It is understood that Company may, in the discretion of its Board of Directors, increase such base salary in light of Executive's job duties and performance and such other factors as adjustment in cost of living. Executive shall be entitled to a non-discretionary bonus-incentive of $50,000 for the fiscal year 1997, which shall be payable on or before December 31, 1997. In addition, Executive shall be entitled to participate in an executive compensation plan based on performance standards determined by the Board of Directors


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or a Committee thereof.

     4.   Employee Benefit Plans; Fringe Benefits.

          4.1 (a) Executive shall be entitled to participate in the Company's Incentive Stock Option Plan (the "Plan") and on the effective Date of the Agreement Executive shall be granted the following options to purchase authorized but unissued common stock under the Plan, exercisable on the dates so indicated so long as the Agreement remains in effect:

                                                            Option Expiration
No. of Shares                    Exercise Price             Date
-------------                    --------------             -----------------

16,500 shares exercisable
on or after effective date
of this Employment Agreement            *                   April 1, 2000

8,250 shares exercisable
on or after January 15, 1998            *                   April 1, 2000

8,250 shares exercisable
on or after January 15, 1999            *                   April 1, 2000

* The purchase price at which the options granted hereunder may be exercised shall be the closing price of the Company's common stock as reported on the NASDAQ National Market System on the date of the consummation of the Merger Agreement between the Company and First Sterling Bancorp.

     Executive shall be entitled from time to time, to such additional option grants as may be determined by the Board of Directors of the Company or the appropriate authorized Committee of the Board.

               (b) In the event that the Executive terminates his employment for "good reason," as defined in Section 6.7(a) of this Agreement, or in the event Executive is terminated by Company for other than cause, or in the event of any "change in control" of the Company, as defined in Section 6.7(b) of this Agreement, whether or not Executive terminates his employment, Executive shall be entitled to exercise his option to purchase all unexercised option shares, whether or not accrued, during a period of 90 days following such termination of employment or event of "change of control".

          4.2 During the Term, executive shall be entitled to participate in stock options, stock appreciation, stock purchases, pension, thrift, medical coverage, education or other retirement or

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employee benefits, including without limitation the Company's Employee
Retirement Savings Plan and Incentive Stock Option Plan, and any other plans that Company may adopt for the benefit of its executive employees.

          4.3 During the Term, Company shall reimburse Executive for reasonable expenses incurred by him in the performance of his duties, the payment of reasonable expenses for attending annual and periodic meetings of trade association, and any other benefits which are commensurate with the duties and responsibilities to be performed by Executive under this Agreement.

          4.4 During the Term, the Company shall provide Executive with the use of a new automobile, every two (2) years, which shall be generally in the range of a $35,000 car.

          4.5 During the Term, the Company shall pay Executive's club dues and fees at Aronimink Country Club, or such other club as may be selected by Executive.

          4.6 During the Term, the Company shall maintain term life insurance on Executive's life in an amount not less than one and one-half times his base salary as provided in Section 3 hereof.

          4.7 Executive shall be entitled to participate in any other fringe benefits which may be or become applicable to Company's executive employees.

     5.   Vacations.

          Executive shall be entitled to an annual paid vacation of four (4) weeks per year or such longer period as the Board of Directors of Company may approve. The timing of paid vacations shall be scheduled in a reasonable manner by Executive. Executive shall not be entitled to receive any additional compensation from


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Company on account of his failure to take a paid vacation. Executive shall also not be entitled to accumulate unused paid vacation time from one calendar year to the next, except with the approval of the Board of Directors of Company.

     6.   Termination of Employment.

          6.1 Company shall have the right, at any time upon prior written Notice of Termination satisfying the requirements of Section 6.7(c) hereunder, to terminate Executive's employment hereunder, including termination for cause. For the purpose of this Agreement, termination for "cause" shall mean termination for personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, conviction of a felony, or willful violation of any law, rule or regulation or final cease-and-desist order which in the reasonable judgment of the Board of Directors of the Company will probably cause substantial economic damages to the Company, willful or intentional breach or neglect by Executive of his duties, or material breach of any material provision of this Agreement. For purposes of this paragraph, no act, or failure to act on Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that this action or omission was in the best interest of Company; provided that any act or omission to act on Executive's behalf in reliance upon an opinion of counsel to the Company or counsel to the Executive shall not be deemed to be willful. The terms "incompetence" and "misconduct" shall be defined with reference to standards generally prevailing in the banking industry. In determining incompetence and misconduct, Company shall have the burden of proof with regard to the acts or omission of Executive and the standards prevailing in the banking industry.

          6.2 In the event employment is terminated for cause pursuant to
Section 6.1 hereof, Executive shall have no right to


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compensation or other benefits for any period after such date of termination. If
Executive is terminated by Bank or Holding Company other than for cause pursuant to Section 6.1 hereof, Employee's right to compensation and other benefits under this Agreement shall be as set forth in Sections 6.7 hereof.

          6.3 Executive shall have the right, upon prior written Notice of Termination of not less than thirty (30) days satisfying the requirements of
Section 6.7(c) hereof, to terminate his employment hereunder, but in such event Executive shall have no right after the date of termination to compensation or other benefits as provided in this Agreement, unless such termination is for "good reason", as defined pursuant to Section 6.7(a) hereof. If Executive provides a Notice of Termination for "good reason", as defined pursuant to
Section 6.7(a) hereof, the date of termination shall be the date on which a Notice of Termination is given.

          6.4 If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of Company's affairs pursuant to notice served by any Regulatory Agency, Company's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Company shall: (i) pay Executive all the compensation withheld while contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

          6.5 If Executive is removed from office and/or permanently prohibited from participating in the conduct of Company's affairs by an order issued by any Regulatory Agency, all obligations of Company under this Agreement shall terminate as of the effective date of the order, but rights of the Executive to compensation earned as of the date of termination shall not be affected.


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          6.6 All obligations under this Agreement are subject to termination by any Regulatory Agency in accordance with any applicable provisions of law or regulations granting such authority, but rights of the Executive to compensation earned as of the date of termination shall not be affected.

          6.7(a) Executive may terminate his employment hereunder for "good reason". For purposes of this Agreement, "good reason" shall mean (A) a failure by Company to comply with any material provision of this Agreement, which failure has not been cured within ten (10) days after a notice of such noncompliance has been given by Executive to Company; (B) subsequent to a "change in control" of Company (as defined in Section 6.7(b) of this Agreement) and without Executive's express written consent, any of the following shall occur; (i) the assignment to Executive of any duties substantially inconsistent with Executive's positions, duties, responsibilities, titles or offices as in effect immediately prior to a change in control of Company, (ii) any removal of Executive from, or any failure to re-elect Executive to, any of such positions, except in connection with a termination of employment for cause, disability, death, retirement or pursuant to Sections 6.1 or 6.5 hereof, (iii) a reduction by Company in Executive's annual salary as in effect immediately prior to a change in control or as the same may be increased from time to time, or the failure to grant increases in the Executive's base salary on a basis at least substantially comparable to those granted to other senior executives of the Company, or (iv) the failure of Company to continue in effect any bonus, benefit or compensation plan, life insurance plan, health and accident plan or disability plan in which Executive is participating at the time of a change in control of Company, or the taking of any action by Company which would adversely affect Executive's benefits under any of such plans; or (C) any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph 6.7(c) hereof


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(and for purposes of this Agreement no such purported termination shall be effective).

          (b) for purposes of this Agreement, a "change in control" of Company shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any "persons" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act in effect on the date first written above), other than Company or any "person" who on the date hereof is a director or officer of Company, is or becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities of Company representing 25% or more of the combined voting power of Company's then outstanding securities, or (B) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

          (c) Any termination of Executive's employment by Company or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which shall (A) indicate the specific termination provision this Agreement relied upon; (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated; (C) specify a date of termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of


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Termination is given, except in the case of Company's termination of executive's employment for cause pursuant to Section 6.1 hereof, in which case the Notice of Termination may specify a date of termination as of the date such Notice of Termination is given; and (D) be given in the manner specified in Section 12 hereof.

          (d) If Executive shall terminate his Employment for good reason pursuant to subpart (B) of Section 6.7(a) hereof, then in lieu of any further salary payments to Executive for periods subsequent to the date of termination, Company shall pay as severance to Executive an amount equal to (A) the average aggregate annual compensation paid to the Executive and includible in the Executive's gross income for federal income tax purposes during the three calendar years preceding the taxable year in which the date of termination occurs (or such lesser amount of time if the Executive has not been employed by Company for three years at the time of termination) by Company and any of its subsidiaries subject to United States income tax, multiplied by (B) 2.00, such payment to be made in a lump sum on or before the fifth day following the date of termination; provided, however, that if the lump sum severance payment under this Section 6.7(d), either along or together with other payments which the Executive has the right to receive from the Company, would constitute a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended [the "Code]), such lump sum severance payment shall be reduced to the largest amount as will result in no portion of the lump sum severance payment under this Section 6.7(d) being subject to the excise tax imposed by
Section 4999 of the Code. The determination of any reduction in the lump sum severance payment under this Section 6.7(d) pursuant to the foregoing provision shall be made by independent counsel to Company in consultation with the independent certified public accountants of Company.

          (e) If Executive shall terminate his employment for good reason as defined in subpart (A) or (C) of Section 6.7(a) hereof or


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if Executive is terminated by Company for other than cause pursuant to Section
6.1 hereof, then in lieu of any further salary payments to Executive for periods subsequent to the date of termination, Company shall pay as severance to Executive an amount equal to the product of (A) Executive's total annual compensation paid pursuant to Section 3 hereof, in effect as of the date of termination (but not less than the total annual compensation paid pursuant to Section 3 for the year prior to the year of termination) multiplied by (B) the greater of the number of years (including partial years) remaining in the term of employment hereunder or the number 1.50, such payment to be made in substantially equal biweekly installments on the normal pay date commencing with month in which the date of termination occurs and continuing for the number of consecutive biweekly payment dates (including the first such date aforesaid) equal to the product obtained by multiplying the number of years (including partial years) applicable under (B) above by 26.

          (f) Executive shall not be required to mitigate the amount of any payment provided for in paragraph (d) or (e) of this Section 6.7 by seeking other employment or otherwise. No amounts received by Executive in subsequent employment shall reduce the amount of any payment provided for in paragraph (d) or (e) of this Section 6.7.

          6.8 If Company is in default, as defined to mean an adjudication or other official determination of a court of competent jurisdiction or other public authority pursuant to which a conservator, receiver or other legal custodian is appointed for Company for the purpose of liquidation, all obligations under this Agreement shall terminate as of the date of default, but rights of the Executive to compensation earned as of the date of termination shall not be affected.

          6.9 As used in this Section 6, "Regulatory Agency" means


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a governmental agency having regulatory or supervisory jurisdiction over
Company.

     7.   Death and Disability.

          7.1 Upon the death of Executive during the term hereof, all compensation payments hereunder shall continue for a period of six (6) weeks after the end of the week in which Executive's death shall occur, at which point such payments shall cease and Company shall have no further obligations or liabilities hereunder to Executive's estate or legal representative or otherwise, except that Company shall pay to Executive's estate or legal representation, based upon the portion of the calendar year that Executive was employed by Company prior to his death, the prorated portion of Incentive Compensation Executive would have earned if he had remained in the employ of Company for the full calendar year (payable at such time that Executive would have received such Incentive Compensation).

          7.2 If Executive becomes unable to perform his duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any similar cause, Company will continue the payment of Executive's compensation at his then current rate for a period of six (6) weeks following the date Executive is first unable to perform his duties due to such disability or incapacity. Thereafter, Company shall have no obligation for the Base Salary or other compensation payments to Executive during the continuance of such disability or incapacity, except that Company shall pay to Executive, based upon the portion of the calendar year that Executive was able to perform his duties prior to the disability, the pro rata portion of Incentive Compensation that Executive would have earned if he had remained in the employ of Company for the full calendar year (payable at such time that Executive would have received such Incentive Compensation). In the event of any dispute between the Executive and the Company as to the Executive's entitlement to the


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continuation of compensation pursuant to this Section, the matter shall be resolved by a majority vote of a panel of physicians, one of whom shall be selected by the Executive, one of whom shall be selected by the Company, and one of whom shall be selected by the other two physicians. The physicians' fees and any other costs associated with the resolution of said dispute shall be borne by the Company.

     8.   Payment Obligations Absolute.

          Company's obligation to pay Executive the compensation and other benefits provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off counter claim, recoupment, defense or other right which Company may have against Executive. All amounts payable by Company hereunder shall be paid without notice or demand.

     9.   Continuing Obligations.

          Executive shall retain in confidence any confidential information known to him concerning Company and its business so long as such information is not publicly disclosed.

     10.  Reimbursement of Legal Fees.

          The Company shall pay all reasonable costs, including attorneys' fees incurred by Executive (a) in seeking to obtain any amount or benefit granted pursuant to this Agreement which the Executive in good faith shall believe the Company has not paid or provided, or shall not be intending to pay or provide when due, or (b) in seeking to enforce any obligation which the Executive in good faith shall believe the Company has to the Executive under the Agreement, or (c) in interpreting or negotiating the terms of this Agreement. Such reasonable cost and fees shall be paid by the Company whether or not the Executive shall have commenced litigation or any other similar proceedings.


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     11.  Amendments.

          No amendments to this Agreement shall be binding unless in writing and signed by both parties.

     12.  Notices.

          All notices under this Agreement shall be in writing and shall be deemed effective (i) when delivered in person or by facsimile, telecopier, telegraph or other electronic means capable of being embodied in written form (in Company's case, to its Secretary) or (ii) forty-eight (48) hours after deposit thereof in the U. S. mails by certified or registered mail, return receipt requested, postage prepaid, addressed, in the case of Executive, to his last known address as carried on the personnel records of Company and, in the case of Company, to the corporate headquarters, attention of the Secretary, or to such other address as the party to be notified may specify by notice to the other party.

     13.  Entire Agreement.

          This is the entire agreement of the parties with respect to its subject matter. There are no other oral understandings or agreements between the parties with respect to the subject matter of this Agreement.

     14.  Assigns and Successors.

          The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company and Executive.

     15.  Construction.

          This Agreement shall be construed under the laws of the Commonwealth of Pennsylvania, as they may be preempted by federal laws and regulations. Section headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.


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     16.  Conditional Upon Merger.

          The parties hereto, Holding Company, Prime Bank and Executive acknowledge and agree that the above agreement has been executed and delivered subject to the consummation of an Agreement of Merger by and between Holding Company and First Sterling Bancorp and shall become effective only upon consummation of such merger. If such merger is not consummated, this agreement shall be null and void and of no effect.

          IN WITNESS WHEREOF, the parties hereto have caused the due execution of this Agreement as of the date first set forth above.


Attest:                                   PRIME BANCORP, INC.


                                          By:
-------------------------                    -------------------------
                                                President


Attest:                                   PRIME BANK


                                          By:
-------------------------                    -------------------------
Assistant Secretary                             President


-------------------------                    -------------------------
Witness                                         William H. Bromley